Exhibit 99.1

BRIGGS & STRATTON CORPORATION TO ACQUIRE VICTA LAWNCARE IN AUSTRALIA

MILWAUKEE, WI June 3, 2008/PR Newswire/-Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton Corporation today announced that it has signed a definitive agreement to acquire Victa Lawncare Pty. Ltd. of Sydney, Australia from GUD Holdings Limited for a total consideration of $22 million in cash, subject to adjustments. Briggs & Stratton’s subsidiary Briggs & Stratton Australia Pty. Limited is a party to the transaction.

Victa Lawncare is a leading designer, manufacturer and marketer of a broad range of outdoor power equipment used in consumer lawn and garden applications in Australia and New Zealand. Its products are sold at large retail stores and independent dealers. Victa Lawncare had net sales of $56 million for the nine months ended March 31, 2008 and anticipates net sales of approximately $64 million for the twelve months ending June 30, 2008.

Briggs & Stratton anticipates financing the transaction from cash on hand and/or its existing credit facilities. It expects that the acquisition will have no material effect on earnings in fiscal 2009. Cost synergies from the transaction are expected to be modest.

Completion of the transaction is subject to conditions customarily associated with a transaction of this type. The transaction is targeted for closing at the beginning of Briggs & Stratton’s fiscal 2009 first quarter, at which time Victa Lawncare will become a subsidiary of Briggs & Stratton Australia Pty. Limited.

“The acquisition brings together two of the leading companies in outdoor power products in Australia and New Zealand, and allows each company to continue to employ its core competencies. Briggs & Stratton will continue to focus on supplying engines to consumer and commercial power customers in Australia and New Zealand, and Victa Lawncare will continue to manufacture and market lawnmowers for its customers,” stated Todd Teske, Executive Vice President and Chief Operating Officer of Briggs & Stratton Corporation.

“This is a very positive outcome for Victa customers and for Briggs & Stratton. The Victa business has benefited from low cost components, new product development, and broader distribution strategies in recent years. Victa’s brand strength and current operational performance can only add to the strength of a company like Briggs & Stratton,” said Ian Campbell, GUD Holdings’ Managing Director.

Briggs & Stratton Corporation is the world’s largest producer of gasoline engines for outdoor power equipment. Its wholly owned subsidiary Briggs & Stratton Power Products Group, LLC is North America’s number one manufacturer of portable generators and pressure washers, and is a leading designer, manufacturer and marketer of lawn and garden and turf care. These products are sold through consumer home centers, department stores, mass merchants, warehouse clubs and independent dealers.

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “may”, “objective”, “plan”, “project”, “seek”, “think”, “will”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products and appropriately adjust our manufacturing and inventory levels; changes in our operating expenses; changes in interest rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; the seasonal nature of our business; changes in laws and regulations, including environmental, tax, pension funding and accounting standards; work stoppages or other consequences of any deterioration in our employee relations; work stoppages that affect the ability of suppliers or customers to manufacture; acts of war or terrorism that may disrupt our business operations or those of our customers and suppliers; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic economic conditions, including housing starts and changes in consumer disposable income; changes in foreign economic conditions, including currency rate fluctuations; the actions of customers of our OEM customers; the ability to bring new productive capacity on line efficiently and with good quality; the ability to successfully realize the maximum market value of assets that may require disposal if products or production methods change; new facts that come to light in the future course of litigation proceedings which could affect our assessment of those matters; and other factors that may be disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q. Some or all of the factors may be beyond our control. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made

CONTACT: James E. Brenn, Senior Vice President and Chief Financial Officer, Briggs & Stratton Corporation, 414-259-5333